Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Corporate Communications, Inc. (CCI)

941-792-1680

kevin.inda@cci-ir.com

H&E Equipment Services Reports First Quarter 2015 Results

BATON ROUGE, Louisiana — (April 30, 2015) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the first quarter ended March 31, 2015.

FIRST QUARTER 2015 SUMMARY

•	Revenues decreased 4.1% to $227.4 million versus $237.2 million a year ago.

•	Net income decreased to $6.1 million in the first quarter compared to net income of $7.4 million a year ago.

•	EBITDA increased 10.5% to $69.3 million from $62.7 million a year ago, yielding a margin of 30.5% compared to 26.4% of revenues a year ago.

•	Rental revenues increased 17.6%, or $15.2 million, to $101.4 million compared to a year ago.

•	Gross margin was 33.6% as compared to 30.7% a year ago.

•	Rental gross margins were 45.2% in the first quarter of 2015 and the first quarter a year ago.

•	Average time utilization (based on original equipment cost) was 67.5% compared to 69.2% a year ago. Average time utilization (based on units available for rent) was 64.2% compared to 64.5% last year.

•	Average rental rates increased 3.0% compared to a year ago.

•	Dollar utilization was 32.3% in the first quarter compared to 34.1% a year ago.

•	Average rental fleet age at March 31, 2015 was 32.5 months compared to an industry average age of 43.3 months.

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H&E Equipment Services Reports First Quarter 2015 Results

April 30, 2015

John Engquist, H&E Equipment Services’ chief executive officer, said, “Overall, the first quarter approximated our expectations as we anticipated a challenging first quarter in certain areas of our business due to normal seasonality, extreme winter weather in many of our regions and the sharp decline in the oil and gas markets. Demand for rental equipment remained strong despite significant weather headwinds, with revenue increasing 17.6% from a year ago. Certain market indicators continue to validate an accelerating recovery in the commercial construction markets in spite of the ongoing weakness in the oil and gas industries. As we cautioned on our fourth quarter earnings call, a decline in new equipment sales, specifically cranes, was expected due to decreased oil and gas activities. While we did experience some decline in rental demand due to the softness in the oil patch, increased commercial construction activity in other markets helped mitigate the decreased activity and our strong fleet management systems and transferrable fleet mix allowed us to quickly and efficiently redeploy portions of our fleet into other regions.”

Engquist concluded, “We believe the healthy momentum in the commercial construction markets and significant industrial expansion in Louisiana and Texas will continue to drive further growth in 2015, especially in the back half of the year. Given the recent drop in the price of oil and gas and the difficulty investors may have in understanding the impact of such change on the trends in our business, we are providing 2015 guidance for revenue and EBITDA,” said Engquist. “We have no current intent to provide this type of guidance for periods beyond 2015. For 2015, we expect our revenues to range from $1.065 billion to $1.088 billion and EBITDA in the range of $334 million to $352 million.”

FINANCIAL DISCUSSION FOR FIRST QUARTER 2015:

Revenue

Total revenues decreased 4.1% to $227.4 million in the first quarter of 2015 from $237.2 million in the first quarter of 2014. Equipment rental revenues increased to $101.4 million compared with $86.2 million in the first quarter of 2014. New equipment sales decreased 36.0% to $44.5 million from $69.5 million a year ago. Used equipment sales decreased 14.6% to $25.1 million compared to $29.3 million a year ago. Parts sales increased 5.0% to $27.1 million from $25.8 million in the first quarter of 2014. Service revenues increased 9.6% to $15.0 million compared with $13.6 million a year ago.

Gross Profit

Gross profit increased 4.9% to $76.3 million from $72.8 million in the first quarter of 2014. Gross margin was 33.6% for the quarter ended March 31, 2015, as compared to 30.7% for the quarter ended March 31, 2014. On a segment basis, gross margin on rentals was 45.2% in the first quarter of 2015 and 2014. On average, rental rates were 3.0% higher than rates in the first quarter of 2014. Time utilization (based on original equipment cost) was 67.5% in the first quarter of 2015 compared to 69.2% a year ago. Time utilization (based on units available for rent) was 64.2% in the first quarter of 2015 compared to 64.5% a year ago.

Gross margins on new equipment sales were 11.7% compared to 11.2% in the first quarter a year ago. Gross margins on used equipment sales were 32.6% compared to 30.4% a year ago. Gross margins on parts sales were 27.9% in the first quarter of 2015 and 29.1% in the first quarter of 2014. Gross margins on service revenues were 64.7% for the first quarter of 2015 compared to 65.3% in the first quarter of 2014.

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H&E Equipment Services Reports First Quarter 2015 Results

April 30, 2015

Rental Fleet

At the end of the first quarter of 2015, the original acquisition cost of the Company’s rental fleet was $1,258.6 million, an increase of $234.5 million from $1,024.1 million at the end of the first quarter of 2014. Dollar utilization was 32.3% compared to 34.1% for the first quarter of 2014.

Selling, General and Administrative Expenses

SG&A expenses for the first quarter of 2015 were $53.5 million compared with $48.9 million last year, a $4.6 million, or 9.4% increase. SG&A expenses in the first quarter of 2015 increased as a percentage of total revenues to 23.5% compared to 20.6% last year. The increase in SG&A expenses is largely due to higher salaries and wages.

Income from Operations

Income from operations for the first quarter of 2015 was $23.3 million, or 10.3% of revenues, compared to $24.6 million, or 10.4% of revenues, a year ago.

Interest Expense

Interest expense for the first quarter of 2015 was $13.4 million compared with $12.7 million a year ago.

Net Income

Net income was $6.1 million, or $0.17 per diluted share, in the first quarter of 2015 compared to net income of $7.4 million, or $0.21 per diluted share, in the first quarter of 2014. The effective income tax rate was 40.6% in the first quarter compared to 39.3% a year ago.

EBITDA

EBITDA for the first quarter of 2015 increased 10.5%, or $6.6 million, to $69.3 million from $62.7 million in the first quarter of 2014. EBITDA as a percentage of revenues was 30.5% compared with 26.4% in the first quarter of 2014.

2015 Outlook

“We believe our business outlook remains positive due to the expected strength in the commercial construction markets and significant industrial expansion in Louisiana and Texas. Given the recent drop in the price of oil and gas and the difficulty investors may have in understanding the impact of such change on the trends in our business, we are providing 2015 guidance for revenue and EBITDA,” said Engquist. We have no current intent to provide this type of guidance for periods beyond 2015.

•	Revenue – The Company expects 2015 revenue in the range of $1.065 billion to $1.088 billion.

•	EBITDA – The Company expects 2015 EBITDA in the range of $334 million to $352 million.

Non-GAAP Financial Measures

This press release contains a certain Non-GAAP measure (EBITDA). Please refer to our Current Report on Form 8-K for a description of this measure and of our use of this measure. This measure as calculated by the Company is not necessarily comparable to similarly titled measures reported by other companies. Additionally, this Non-GAAP measure is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP.

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H&E Equipment Services Reports First Quarter 2015 Results

April 30, 2015

Additionally, we have not reconciled our EBITDA outlook for the full year 2015 to our net income outlook because we do not provide an outlook for, among other things, interest expense and provision for income taxes, which are reconciling items between net income and EBITDA. As certain items that would impact interest expense and provision for income taxes cannot be reasonably predicted, we are unable to provide such an outlook. Accordingly, reconciliation to net income outlook for the full year 2015 is not available without unreasonable effort. For a reconciliation of historical non-GAAP financial measures to the nearest comparable GAAP measures, see the Non-GAAP reconciliations included below in this press release.

Conference Call

The Company’s management will hold a conference call to discuss first quarter results today, April 30, 2015, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 913-312-1377 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on April 30, 2015, and will continue to be available through May 9, 2015, by dialing 719-457-0820 and entering confirmation code 3699386.

The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com on April 30, 2015, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 70 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and services support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and services operations.

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H&E Equipment Services Reports First Quarter 2015 Results

April 30, 2015

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations are forward-looking statements. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction and industrial activity in the markets where we operate in North America; (2) the pace of economic recovery in areas affecting our business (although we have experienced an upturn in our business activities from the most recent economic downturn and related decreases in construction and industrial activities, there is no certainty that this trend will continue; if the pace of the recovery slows or construction and industrial activities decline, our revenues and operating results may be severely affected); (3) the impact of conditions of the global credit markets and their effect on construction spending activity and the economy in general; (4) relationships with equipment suppliers; (5) increased maintenance and repair costs as we age our fleet and decreases in our equipment’s residual value; (6) our indebtedness; (7) the risks associated with the expansion of our business; (8) our possible inability to effectively integrate any businesses we acquire; (9) competitive pressures; (10) compliance with laws and regulations, including those relating to environmental matters and corporate governance matters; and (11) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

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H&E Equipment Services Reports First Quarter 2015 Results

April 30, 2015

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2015	2014
Revenues:
Equipment rentals	$101,389	$86,224
New equipment sales	44,537	69,547
Used equipment sales	25,070	29,345
Parts sales	27,085	25,802
Service revenues	14,956	13,648
Other	14,373	12,663

Total revenues	227,410	237,229

Cost of revenues:
Rental depreciation	39,944	32,998
Rental expense	15,611	14,224
New equipment sales	39,319	61,734
Used equipment sales	16,886	20,418
Parts sales	19,519	18,282
Service revenues	5,277	4,741
Other	14,514	12,048

Total cost of revenues	151,070	164,445

Gross profit	76,340	72,784

Selling, general, andadministrative expenses	53,466	48,856
Gain on sales of property andequipment, net	458	663

Income from operations	23,332	24,591

Interest expense	(13,445)	(12,650)
Other income, net	354	306

Income before provision for income taxes	10,241	12,247

Provision for income taxes	4,155	4,811

Net income	$6,086	$7,436

NET INCOME PER SHARE
Basic – Net income per share	$0.17	$0.21

Basic – Weighted average number ofcommon shares outstanding	35,227	35,108

Diluted – Net income per share	$0.17	$0.21

Diluted – Weighted average number ofcommon shares outstanding	35,286	35,218

Dividends declared per common share	$0.25	$—

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H&E Equipment Services Reports First Quarter 2015 Results

April 30, 2015

H&E EQUIPMENT SERVICES, INC.

SELECTED BALANCE SHEET DATA (unaudited)

(Amounts in thousands)

	March 31, 2015	December 31, 2014

Cash	$4,552	$15,861
Rental equipment, net	888,205	889,706
Total assets	1,345,699	1,358,804
Total debt (1)	894,899	892,018
Total liabilities	1,214,040	1,225,437
Stockholders’ equity	131,659	133,367
Total liabilities and stockholders’ equity	$1,345,699	$1,358,804

(1)	Total debt consists of the amounts outstanding on the senior secured credit facility, capital lease obligations and the aggregate amount outstanding on the senior unsecured notes.

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended March 31,
	2015	2014

Net income	$6,086	$7,436
Interest expense	13,445	12,650
Provision for income taxes	4,155	4,811
Depreciation	45,568	37,778

EBITDA	$69,254	$62,675

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